PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 26 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 12, 2002                                      Dated December 24, 2002
                                                                  Rule 424(b)(3)


                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                Euro Floating Rate Senior Bearer Notes Due 2005

                            -----------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due 2005) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                      JPY 10,000,000,000

Maturity Date:                         January 11, 2005

Settlement Date (Original
  Issue Date):                         January 10, 2003

Interest Accrual Date:                 January 10, 2003

Issue Price:                           100%

Specified Currency:                    Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:                         100%

Base Rate:                             LIBOR

Spread (Plus or Minus):                Plus 0.18% per annum

Spread Multiplier:                     N/A

Index Currency:                        JPY

Index Maturity:                        3 months.  See also "Initial Interest
                                       Rate."

Maximum Interest Rate:                 N/A

Minimum Interest Rate:                 N/A

Initial Interest Rate:                 To be determined on the second London
                                       banking day immediately preceding the
                                       original issue date based on LIBOR for
                                       the period as interpolated between three month LIBOR and four month LIBOR

Initial Redemption Date:               N/A

Initial Redemption
  Percentage:                          N/A

Annual Redemption
  Percentage Reduction:                N/A

Optional Repayment
  Date(s):                             N/A

Interest Payment Dates:                Each January 11, April 11, July 11
                                       and October 11, commencing April
                                       11, 2003; provided that if any such
                                       day (except the maturity date) is not a
                                       business day, that interest payment
                                       date will be the next succeeding day
                                       that is a business day, unless that
                                       succeeding business day would fall in
                                       the next calendar month, in which
                                       case such interest payment date will
                                       be the immediately preceding
                                       business day

Interest Payment Period:               Quarterly

Interest Reset Dates:                  Each interest payment date

Interest Reset Period:                 Quarterly

Interest Determination
  Dates: The second London banking day immediately preceding each interest reset date

Reporting Service:                     Telerate (Page 3750)

Business Days:                         Tokyo, New York and London

Calculation
  Agent:                               JPMorgan Chase Bank (formerly
                                       known as The Chase Manhattan
                                       Bank) (London Branch)

Agent:                                 Morgan Stanley & Co. International
                                       Limited

Denominations:                         JPY 100,000,000

Common Code:                           016050954

ISIN:                                  XS0160509542

Other Provisions:                      N/A



     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY